Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810

HCA Reports Third Quarter 2016 Results

Nashville, Tenn., October 27, 2016 – HCA Holdings, Inc. (NYSE: HCA) today announced financial and operating results for the third quarter ended September 30, 2016.

Key third quarter metrics (all percentage changes compare 3Q 2016 to 3Q 2015 unless noted):

•	Revenues increased 4.2 percent to $10.270 billion

•	Net income attributable to HCA Holdings, Inc. totaled $618 million, or $1.59 per diluted share

•	Adjusted EBITDA totaled $1.957 billion

•	Cash flows from operations totaled $1.206 billion

•	Same facility equivalent admissions increased 1.3 percent, while same facility admissions increased 0.7 percent

•	Same facility revenue per equivalent admission increased 2.7 percent

•	Same facility emergency room visits increased 2.7 percent

Revenues in the third quarter increased to $10.270 billion, compared to $9.856 billion in the third quarter of 2015. Net income attributable to HCA Holdings, Inc. totaled $618 million, or $1.59 per diluted share, compared to $449 million, or $1.05 per diluted share, in the third quarter of 2015. The Company recognized a reduction in the provision for income taxes of $51 million, or $0.13 per diluted share, during the third quarter of 2016, resulting from the completion of the IRS examination of HCA’s 2011 and 2012 federal income tax returns. The Company also recognized an $11 million tax benefit, or $0.03 per diluted share, in the third quarter of 2016 related to the early adoption, during the first quarter of 2016, of a new accounting standard which requires the recording of excess tax benefits related to the equity award settlements as a component of the provision for income taxes (for prospective periods). Third quarter 2016 results also include legal claim costs of $11 million, or $0.02 per diluted share, gains on sales of facilities of $3 million, or $0.01 per diluted share, and losses on retirement of debt of $4 million, or $0.01 per diluted share. The third quarter 2015 results included legal claim costs of $77 million, or $0.12 per diluted share and losses on sales of facilities of $2 million. Adjusted EBITDA totaled $1.957 billion compared to $1.815 billion in the third quarter of 2015. Adjusted EBITDA is a non-GAAP financial measure. A table reconciling net income attributable to HCA Holdings, Inc. to Adjusted EBITDA is included in this release.

Same facility equivalent admissions increased 1.3 percent in the third quarter of 2016 compared to the prior year period. Same facility admissions increased 0.7 percent compared to the prior year period. Same facility emergency room visits increased 2.7 percent in the third quarter of 2016, compared to the prior year period. Same facility inpatient surgeries increased 0.8 percent, while same facility outpatient surgeries declined 0.2 percent in the third quarter of 2016 compared to the same period of 2015. Same facility revenue per equivalent admission increased 2.7 percent in the third quarter of 2016 compared to the third quarter of 2015.

During the third quarter of 2016, salaries and benefits, supplies and other operating expenses totaled $8.336 billion, or 81.1 percent of revenues, compared to $8.059 billion, or 81.8 percent of revenues, in the third quarter of 2015.

Nine Months Ended September 30, 2016

Revenues for the nine months ended September 30, 2016 totaled $30.849 billion compared to $29.429 billion in the same period of 2015. Net income attributable to HCA Holdings, Inc. was $1.970 billion, or $4.93 per diluted share, compared to $1.547 billion, or $3.60 per diluted share, for the first nine months of 2015. The Company recognized a $129 million tax benefit, or $0.32 per diluted share, during the nine months ended September 30, 2016 related to the early adoption, during the first quarter of 2016, of a new accounting standard which requires the recording of excess tax benefits related to equity award settlements as a component of the provision for income taxes (for prospective periods). The Company also recognized a reduction in the provision for income taxes of $51 million, or $0.13 per diluted share, during the nine months ended September 30, 2016, resulting from the completion of the IRS examination of HCA’s 2011 and 2012 federal income tax returns. Results for the nine months ended September 30, 2016 also include gains on sales of facilities of $8 million, or $0.01 per diluted share, losses on retirement of debt of $4 million, or $0.01 per diluted share, and legal claim costs of $33 million, or $0.05 per diluted share. Results for the nine months ended September 30, 2015 included losses on retirement of debt of $125 million, or $0.18 per diluted share, and legal claim costs of $77 million, or $0.11 per diluted share.

Balance Sheet and Cash Flows from Operations

As of September 30, 2016, HCA Holdings, Inc.’s balance sheet reflected cash and cash equivalents of $677 million, total debt of $31.441 billion, and total assets of $33.127 billion. During the third quarter of 2016, capital expenditures totaled $712 million, excluding acquisitions. Cash flows provided by operating activities in the third quarter totaled $1.206 billion compared to $1.101 billion in the third quarter of 2015.

As of September 30, 2016, HCA’s leverage ratio as measured by Total Debt/Adjusted EBITDA was 3.86x, compared to 3.85x as of December 31, 2015.

During the third quarter of 2016, the Company repurchased $355 million, or 4.637 million shares of its common stock and during the nine months ended September 30, 2016, repurchased $2.213 billion, or 29.064 million shares of its common stock. The Company had $390 million remaining under its existing repurchase authorization as of September 30, 2016.

As of September 30, 2016, HCA operated 169 hospitals and 117 freestanding surgery centers.

2016 Guidance

The 2016 guidance ranges for the year, with the exception of an increase in Adjusted EPS (diluted), remain unchanged from our second quarter release and are as follows:

2016 Guidance
Revenues	$41.0 to $42.0 billion
Adjusted EBITDA	$8.10 to $8.30 billion
Adjusted EPS (diluted)	$6.50 to $6.80 per diluted share
Capital Expenditures	Approximately $2.7 billion

The Company’s 2016 guidance is based on the Company’s historical operating performance, current trends and contains a number of assumptions (which could have a potential significant impact on our future GAAP financial results), including:

•	EHR incentive income of approximately $12 million compared to EHR incentive income of $47 million in 2015;

•	2016 guidance for Adjusted EBITDA and Adjusted EPS (diluted) excludes the impact of gains or losses on sales of facilities, losses on retirement of debt, certain legal claim costs and impairments of long-lived assets; and

•	Adjusted EPS (diluted) guidance includes the recorded impact of early adoption of a new accounting standard which requires the recording of excess tax benefits related to equity award settlements as a component of the provision for income taxes for the first three quarters of 2016, but excludes any projection of this impact on the provision for income taxes for the fourth quarter of 2016.

Adjusted EBITDA and Adjusted EPS (diluted) are non-GAAP financial measures. A table reconciling net income attributable to HCA Holdings, Inc. to Adjusted EBITDA is included in this release.

The Company’s guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below in the Company’s “Forward-Looking Statements.”

Earnings Conference Call

HCA will host a conference call for investors at 9:00 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: https://event.webcasts.com/starthere.jsp?ei=1080635 or through the Company’s Investor Relations web page, www.hcahealthcare.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include statements that do not relate solely to historical or current facts, including the financial guidance provided herein. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the effects related to the implementation of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Health Reform Law”), possible delays in or complications related to implementation of the Health Reform Law, court challenges, the possible enactment of additional federal or state health care reforms and possible changes to the Health Reform Law and other federal, state or local laws or regulations affecting the health care industry, (3) the effects related to the continued implementation of the sequestration spending reductions required under the Budget Control Act of 2011 (the “BCA”), and related legislation extending these reductions, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (4) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in Medicare, Medicaid and other state programs, including Medicaid upper payment limit programs or waiver programs, that may impact reimbursements to health care providers and insurers, (7) the highly competitive nature of the health care business, (8) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under managed care agreements, the ability to enter into and renew managed care provider agreements on acceptable terms and the impact of consumer driven health plans and physician utilization trends and practices, (9) the efforts of insurers, health care providers and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) the emergence and effects related to infectious diseases; (16) future divestitures which may result in charges and possible impairments of long-lived assets, (17) changes in business strategy or development plans, (18) delays in receiving payments for services provided, (19) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (20) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us,

(21) our ongoing ability to demonstrate meaningful use of certified electronic health record technology, and (22) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2015 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA” as used throughout this release refer to HCA Holdings, Inc. and its affiliates.

HCA Holdings, Inc.

Condensed Consolidated Comprehensive Income Statements

Third Quarter

(Dollars in millions, except per share amounts)

	2016		2015
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$11,110		$11,014
Provision for doubtful accounts	840		1,158

Revenues	10,270	100.0%	9,856	100.0%

Salaries and benefits	4,740	46.1	4,619	46.9
Supplies	1,699	16.5	1,644	16.7
Other operating expenses	1,897	18.5	1,796	18.2
Electronic health record incentive income	(1)	—	(9)	(0.1)
Equity in earnings of affiliates	(22)	(0.2)	(9)	(0.1)
Depreciation and amortization	495	4.9	482	4.8
Interest expense	432	4.2	411	4.2
Losses (gains) on sales of facilities	(3)	—	2	—
Losses on retirement of debt	4	—	—	—
Legal claim costs	11	0.1	77	0.8

	9,252	90.1	9,013	91.4

Income before income taxes	1,018	9.9	843	8.6
Provision for income taxes	273	2.6	270	2.8

Net income	745	7.3	573	5.8
Net income attributable to noncontrolling interests	127	1.3	124	1.2

Net income attributable to HCA Holdings, Inc.	$618	6.0	$449	4.6

Diluted earnings per share	$1.59		$1.05
Shares used in computing diluted earnings per share (millions)	389.592		426.441
Comprehensive income attributable to HCA Holdings, Inc.	$621		$430

HCA Holdings, Inc.

Condensed Consolidated Comprehensive Income Statements

For the Nine Months Ended September 30, 2016 and 2015

(Dollars in millions, except per share amounts)

	2016		2015
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$33,241		$32,268
Provision for doubtful accounts	2,392		2,839

Revenues	30,849	100.0%	29,429	100.0%

Salaries and benefits	14,133	45.8	13,509	45.9
Supplies	5,131	16.6	4,952	16.8
Other operating expenses	5,627	18.2	5,268	17.9
Electronic health record incentive income	(10)	—	(46)	(0.2)
Equity in earnings of affiliates	(44)	(0.1)	(38)	(0.1)
Depreciation and amortization	1,463	4.8	1,424	4.8
Interest expense	1,275	4.1	1,255	4.3
Gains on sales of facilities	(8)	—	(2)	—
Losses on retirement of debt	4	—	125	0.4
Legal claim costs	33	0.1	77	0.3

	27,604	89.5	26,524	90.1

Income before income taxes	3,245	10.5	2,905	9.9
Provision for income taxes	898	2.9	947	3.2

Net income	2,347	7.6	1,958	6.7
Net income attributable to noncontrolling interests	377	1.2	411	1.4

Net income attributable to HCA Holdings, Inc.	$1,970	6.4	$1,547	5.3

Diluted earnings per share	$4.93		$3.60
Shares used in computing diluted earnings per share (millions)	399.577		430.354
Comprehensive income attributable to HCA Holdings, Inc.	$1,894		$1,561

HCA Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	September 30, 2016	June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$677	$691	$741
Accounts receivable, less allowance for doubtful accounts of $5,011, $5,046 and $5,326	5,503	5,669	5,889
Inventories	1,503	1,481	1,439
Other	1,160	1,254	1,163

Total current assets	8,843	9,095	9,232

Property and equipment, at cost	36,449	35,873	34,614
Accumulated depreciation	(20,574)	(20,249)	(19,600)

	15,875	15,624	15,014

Investments of insurance subsidiaries	354	341	432
Investments in and advances to affiliates	216	201	178
Goodwill and other intangible assets	6,691	6,694	6,731
Other	1,148	1,250	1,157

	$33,127	$33,205	$32,744

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,950	$1,934	$2,170
Accrued salaries	1,241	1,405	1,233
Other accrued expenses	1,748	1,833	1,880
Long-term debt due within one year	216	224	233

Total current liabilities	5,155	5,396	5,516

Long-term debt, less net debt issuance costs of $178, $173 and $167	31,225	31,228	30,255
Professional liability risks	1,164	1,126	1,115
Income taxes and other liabilities	1,746	1,953	1,904

EQUITY (DEFICIT)
Stockholders’ deficit attributable to HCA Holdings, Inc.	(7,763)	(8,107)	(7,599)
Noncontrolling interests	1,600	1,609	1,553

Total deficit	(6,163)	(6,498)	(6,046)

	$33,127	$33,205	$32,744

HCA Holdings, Inc.

Consolidated Statements of Cash Flows

For Nine Months Ended September 30, 2016 and 2015

(Dollars in millions)

	2016	2015
Cash flows from operating activities:
Net income	$2,347	$1,958
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(2,044)	(2,976)
Provision for doubtful accounts	2,392	2,839

Accounts receivable, net	348	(137)
Inventories and other assets	(161)	(205)
Accounts payable and accrued expenses	(341)	(152)
Depreciation and amortization	1,463	1,424
Income taxes	8	(148)
Gains on sales of facilities	(8)	(2)
Losses on retirement of debt	4	125
Legal claim costs	33	77
Amortization of debt issuance costs	26	27
Share-based compensation	196	171
Other	39	38

Net cash provided by operating activities	3,954	3,176

Cash flows from investing activities:
Purchase of property and equipment	(1,884)	(1,571)
Acquisition of hospitals and health care entities	(468)	(184)
Disposition of hospitals and health care entities	23	27
Change in investments	78	94
Other	17	3

Net cash used in investing activities	(2,234)	(1,631)

Cash flows from financing activities:
Issuance of long-term debt	5,400	4,048
Net change in revolving credit facilities	(70)	(270)
Repayment of long-term debt	(4,424)	(3,702)
Distributions to noncontrolling interests	(342)	(367)
Payment of debt issuance costs	(40)	(34)
Repurchase of common stock	(2,213)	(1,386)
Other	(95)	188

Net cash used in financing activities	(1,784)	(1,523)

Change in cash and cash equivalents	(64)	22
Cash and cash equivalents at beginning of period	741	566

Cash and cash equivalents at end of period	$677	$588

Interest payments	$1,339	$1,349
Income tax payments, net	$890	$864

HCA Holdings, Inc.

Operating Statistics

	Third Quarter		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Operations:
Number of Hospitals	169	168	169	168
Number of Freestanding Outpatient Surgery Centers	117	114	117	114
Licensed Beds at End of Period	44,226	43,731	44,226	43,731
Weighted Average Licensed Beds	44,188	43,700	44,011	43,591
Reported:
Admissions	469,800	466,400	1,416,600	1,401,500
% Change	0.7%		1.1%
Equivalent Admissions	799,100	787,300	2,389,700	2,334,900
% Change	1.5%		2.3%
Revenue per Equivalent Admission	$12,851	$12,517	$12,909	$12,604
% Change	2.7%		2.4%
Inpatient Revenue per Admission	$12,744	$12,224	$12,753	$12,332
% Change	4.3%		3.4%

Patient Days	2,276,800	2,260,700	6,965,500	6,871,900
% Change	0.7%		1.4%
Equivalent Patient Days	3,873,800	3,817,000	11,750,800	11,448,600
% Change	1.5%		2.6%

Inpatient Surgery Cases	135,000	134,000	400,900	395,900
% Change	0.8%		1.3%
Outpatient Surgery Cases	229,000	226,400	690,100	669,200
% Change	1.2%		3.1%

Emergency Room Visits	2,078,000	2,023,100	6,304,300	6,012,500
% Change	2.7%		4.9%

Outpatient Revenues as a Percentage of Patient Revenues	39.8%	40.2%	39.5%	39.3%

Average Length of Stay	4.8	4.8	4.9	4.9

Occupancy	56.0%	56.2%	57.8%	57.7%

Same Facility:
Admissions	466,900	463,500	1,408,400	1,394,800
% Change	0.7%		1.0%
Equivalent Admissions	790,900	781,000	2,367,500	2,320,900
% Change	1.3%		2.0%
Revenue per Equivalent Admission	$12,836	$12,503	$12,888	$12,597
% Change	2.7%		2.3%
Inpatient Revenue per Admission	$12,756	$12,231	$12,765	$12,335
% Change	4.3%		3.5%

Inpatient Surgery Cases	134,300	133,100	399,100	393,700
% Change	0.8%		1.4%
Outpatient Surgery Cases	233,800	224,200	676,500	664,000
% Change	-0.2%		1.9%

Emergency Room Visits	2,052,100	1,998,000	6,227,100	5,954,400
% Change	2.7%		4.6%

HCA Holdings, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

	Third Quarter		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues	$10,270	$9,856	$30,849	$29,429

Net income attributable to HCA Holdings, Inc.	$618	$449	$1,970	$1,547
Losses (gains) on sales of facilities (net of tax)	(2)	2	(4)	(1)
Losses on retirement of debt (net of tax)	2	—	2	79
Legal claim costs (net of tax)	7	49	21	49

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs (a)	625	500	1,989	1,674
Depreciation and amortization	495	482	1,463	1,424
Interest expense	432	411	1,275	1,255
Provision for income taxes	278	298	908	1,020
Net income attributable to noncontrolling interests	127	124	377	411

Adjusted EBITDA (a)	$1,957	$1,815	$6,012	$5,784

Diluted earnings per share:
Net income attributable to HCA Holdings, Inc.	$1.59	$1.05	$4.93	$3.60
Losses (gains) on sales of facilities	(0.01)	—	(0.01)	—
Losses on retirement of debt	0.01	—	0.01	0.18
Legal claim costs	0.02	0.12	0.05	0.11

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs(a)	$1.61	$1.17	$4.98	$3.89

Shares used in computing diluted earnings per share (millions)	389.592	426.441	399.577	430.354

(a)	Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA as the primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and GAAP net income attributable to HCA Holdings, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Holdings, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Holdings, Inc.

Supplemental Non-GAAP Disclosures

2016 Operating Results Forecast

(Dollars in millions, except per share amounts)

	For the Year Ending December 31, 2016
	Low	High
Revenues	$41,000	$42,000

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs (a)	$2,600	$2,720
Depreciation and amortization	1,960	1,960
Interest expense	1,710	1,710
Provision for income taxes	1,310	1,390
Net income attributable to noncontrolling interests	520	520

Adjusted EBITDA (a)	$8,100	$8,300

Diluted earnings per share:
Net income attributable to HCA Holdings, Inc.	$6.50	$6.80

Shares used in computing diluted earnings per share (millions)	400.000	400.000

The Company’s forecasted guidance range is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks.

(a)	Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA as the primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and GAAP net income attributable to HCA Holdings, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs will occur in the forecast period, but the amounts recognized are very difficult to predict, can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Holdings, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.